Exhibit 10.13

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made as of May 9, 2016 by and between Optiv Security Inc., a Delaware corporation having offices at 1125 17th Street, Suite 1700, Denver, CO 80202 (“Optiv”) and Dario Zamarian, an individual with a place of business at 20188 Merritt Drive, Cupertino, CA 95014 (“Contractor”).

1. Term. This Agreement is effective as of the date set forth above and will continue in effect until terminated. Optiv may terminate this Agreement and/or any related Statement of Work, exhibit, purchase order or quote (collectively “the Contract Documents”) for convenience and without cause at any time by providing written notice to Contractor, which termination will be effective as of the date specified by Optiv. If Optiv terminates Services other than for Contractor’s material breach prior to completion of Services, Optiv will pay Contractor the fees due under the Contract Documents with respect to Services completed as of the date of termination. Optiv also has the right to terminate this Agreement and/or any Services provided under Contract Documents if Contractor breaches any of its obligations under this Agreement, which termination will be effective as of the date specified by Optiv. Termination of this Agreement and/or any related Contract Documents by Optiv will not constitute a waiver of any other rights or remedies Optiv may have at law, equity or otherwise.

2. Services. Contractor will provide the services (collectively, “Services”) as requested by Optiv from time to time and as set forth in the Contract Documents for one or more projects (“Projects”). All work performed under the Contract Documents will be subject to the terms and conditions of this Agreement. All Services and Deliverables (as defined in Section 12, below), if any, will be documented in the Contract Documents for each Project, which shall be signed by authorized representatives of both parties and will include: (i) a description of the Services and Deliverables to be performed and tendered by Contractor; (ii) deadlines for performance and delivery; (iii) acceptance criteria, as applicable; (iv) Contractor’s compensation; and (v) any special terms applicable to the individual Project. Contractor may not subcontract the Services without the prior express written consent of Optiv.

3. Payment. Contractor will be paid the amounts set forth in the applicable Contract Documents. Contractor is responsible for providing at Contractor’s expense all necessary administrative and support services required for performance of Services, including, but not limited to, secretarial, duplicating and office services/support. Unless otherwise agreed in writing by the parties hereto (which email exchange will be deemed sufficient for this purpose), Contractor is responsible at Contractor’s expense for all travel, necessary professional licenses and fees (unless otherwise specified in the SOW). Payment for Services performed will be paid to Contractor within sixty (60) days (unless otherwise specified in the SOW) after Optiv’s receipt of an accurate, complete invoice for such Services. Contractor must email all invoices and other documents required to be submitted to Optiv in .pdf form to AP@Optiv.com. Contractor must submit all invoices and other documents in a timely manner in compliance with Optiv’s invoice submission policy in effect from time to time.

4. Status of Parties. Contractor is, and at all times during this Agreement will remain, an independent contractor. Neither Contractor nor, if applicable, any employees or agents of Contractor performing Services under this Agreement, if any, will be considered employees of Optiv or be eligible or entitled to any compensation, benefits, perquisites or privileges given or extended to Optiv’s employees, even if Contractor or any employees of Contractor are later determined under the applicable statute or regulation by the relevant authority or under the common law by a court of competent jurisdiction to be employees of Optiv or are treated as such under a settlement agreement. Neither the reservation nor the exercise of any rights by Optiv under this Agreement will be deemed to create an employer/employee relationship between Contractor or any such employees and agents and Optiv. Contractor will comply with all applicable laws concerning its employees. Contractor will assume all responsibility and liability for the actions or omissions of its employees and agents. Contractor is obligated to pay federal and state income tax and other applicable taxes on any moneys paid pursuant to this Agreement. Contractor understands that Optiv will not provide any employment benefits to Contractor and its employees and agents, including vacation pay, sick leave, retirement benefits, health or disability benefits, social security or employee benefits of any kind. Contractor is not authorized to bind Optiv or make any contracts or commitments on behalf of Optiv. Neither party is authorized to bind the other party or make any contracts or commitments on behalf of the other party. This Agreement does not create nor is it intended to create a partnership, franchise, joint venture, agency, fiduciary or employment relationship between parties and this Agreement does not make either party an agent, employee or representative of the other party. There are no third-party beneficiaries to this Agreement.

5. Duties and Representations. Contractor represents and warrants that Contractor will perform the Services in a professional and workmanlike manner and to the reasonable satisfaction of Optiv. Contractor will report the details and status of its Services to Optiv in the manner specified by Optiv in the applicable Contract Documents, or as otherwise directed by Optiv. Contractor represents that Contractor (i) is well qualified for the Services, and possesses the skills and knowledge necessary to perform the Services at a level that meets or exceeds industry standards; (ii) will act in accordance with the highest professional standards and exhibit its knowledge and skills; (iii) will possess any necessary licenses, permits and certifications; and (iv) will act in accordance with and comply with all relevant laws and regulations. In performing its obligations under this Agreement, Contractor shall not subcontract any work to a third party subcontractor without the prior written approval of Optiv.

6. Background Checks. If requested by Optiv, prior to placing any of its personnel on-site with Optiv under a SOW, Contractor will submit to Optiv (or Optiv’s designated background check service provider) the name(s) and other relevant personal information of the Contractor personnel who will provide the Services. Optiv will, at Contractor’s expense, perform background checks on such personnel in accordance with applicable laws. Contractor will obtain Contractor personnel’s consent to such background checks and will require such personnel to execute any documentation reasonably requested by Optiv in connection with such background checks. Contractor agrees to indemnify and hold harmless Optiv from and against any claims by Contractor personnel related to such background checks. Contractor will obtain additional and/or updated reference, background and other similar checks upon Optiv’s request. Optiv may offset the cost of background checks against any amounts due Contractor under this Agreement. The assignment of any personnel hereunder will be contingent upon the successful passing of any such background checks.

7. Insurance. Deleted in its entirety.

8. Indemnification. Contractor will indemnify, protect, defend and hold harmless Optiv and Optiv’s affiliates, shareholders, directors, officers, employees and agents (collectively, “Indemnified Parties”) from and against, and to reimburse the Indemnified Parties for, any and all claims, obligations, liabilities, damages, losses, costs and expenses (including without limitation attorneys’ fees and expenses) (collectively, “Damages”) arising from, resulting from or relating to any breach, deficiency, inaccuracy or inadequacy of or in any obligation, covenant, representation or warranty by Contractor or its employees, subcontractors or agents in this Agreement, any failure by Contractor or its employees, subcontractors or agents to perform any obligation or covenant required by this Agreement, or any act or omission of Contractor or its employees, subcontractors or agents. In addition, Contractor agrees to indemnify, protect, defend and hold harmless the Indemnified Parties from and against any Damages arising from, resulting from or in any way relating to any claim, allegation, lawsuit, action, finding, determination or ruling (i) that Contractor or any of its employees, personnel, subcontractors or agents are employees or servants of Optiv or are entitled to employee fringe benefits, worker’s compensation benefits, unemployment benefits or any similar benefits, perquisites or compensation, or that Optiv is otherwise responsible or liable in any way for Contractor’s employees, subcontractors and agents or their acts or omissions; or (ii) that Contractor’s or its employees’, subcontrators’ or agents’ work, Services or Deliverables violates the rights of any third party, including without limitation any claims of patent infringement and other intellectual property infringement. Optiv agrees to give Contractor prompt notice of any such claim(s).

9. Limitation of Liability. EXCEPT FOR AN INDEMNIFICATION CLAIM, NEITHER PARTY WILL BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOST PROFITS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT AND ANY CONTRACT DOCUMENTS EXCEED THE FEES DUE TO BE PAID TO CONTRACTOR HEREUNDER IN THE TWELVE MONTHS PRECEDING THE CLAIM.

10. Warranty. Contractor represents, warrants, covenants and agrees that (i) Contractor has all right, power and authority to perform the Services, (ii) Contractor will obtain all necessary permits, licenses and statutorily required items to allow it to perform Services and deliver the Deliverables under this Agreement, and (iii) Services will be performed in a good, professional, workmanlike and competent manner, in conformity with all applicable professional standards, all applicable agreements and the requirements of this Agreement.

11. Confidentiality.

11.1 Definitions.

11.1.1 “Confidential Information” means all information proprietary to a party or its affiliates or any of its customers or suppliers that is marked as confidential or that due to its nature is known or in good faith should be known to be confidential. Confidential Information does not include information that is: (i) generally available to the public at any time at no fault of the Receiving Party, (ii) furnished at any time to the Receiving Party by a third party having the right to furnish it with no obligation of confidentiality to the Disclosing Party, (iii) independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party, (iv) approved for use or disclosure by written authorization from the Disclosing Party, or (v) required to be disclosed pursuant to a valid order by a court or other governmental entity with jurisdiction, provided that the Receiving Party provides the Disclosing Party with prompt written notice of such order in order to permit the Disclosing Party to challenge such disclosure.

11.1.2 “Disclosing Party” means a party to this Agreement that discloses its Confidential Information to a Receiving Party.

11.1.3 “Receiving Party” means a party to this Agreement that receives Confidential Information from a Disclosing Party.

11.2 Obligations. The Receiving Party agrees (i) not to disclose or use any Confidential Information of the Disclosing Party in violation of this Agreement, and (ii) to use Confidential Information of the Disclosing Party only in connection with the Services, Deliverables, Contract Documents, and/or as otherwise authorized by the Disclosing Party. Upon written request by the Disclosing Party, the Receiving Party will return to the Disclosing Party all copies of the Disclosing Party’s Confidential Information in the Receiving Party’s possession or control and destroy all derivatives and other vestiges of the Disclosing Party’s Confidential Information; provided that the Receiving Party may retain one archival copy solely for the purpose of administering its obligations under this Agreement and any other agreement between the parties; and provided further that Optiv may retain any Deliverables subject to any applicable license. All Confidential Information of the Disclosing Party remains the exclusive property of the Disclosing Party. The Receiving Party may disclose Confidential Information of the Disclosing Party to any of its affiliates and its affiliates’ employees, officers, directors, subcontractors, and representatives who have a reasonable need to know such Confidential Information; provided, however, that all such parties are obligated to comply with the confidentiality provisions of this Agreement.

11.3 Disclosure. Each Party, in its capacity as a Receiving Party, may disclose Confidential Information of the Disclosing Party:

if and to the extent required by a governmental or regulatory authority or otherwise as required by applicable law, provided that the Receiving Party must first give the Disclosing Party notice of such compelled disclosure (except where prohibited by applicable law from doing so) and must use commercially reasonable efforts to provide the Disclosing Party with an opportunity to take such steps as it desires to challenge or contest such disclosure or seek a protective order. Thereafter, the Receiving Party may disclose the Confidential Information of the Disclosing Party, but only to the extent required by applicable law and subject to any protective order that applies to such disclosure

11.4 Injunction. Both parties agree that violation of any provision of this Section would cause the Disclosing Party irreparable injury for which it would have no adequate remedy at law, and that the Disclosing Party will be entitled to seek immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it.

11.5 No Warranty. All Confidential Information is provided “as is” and without representation or warranty.

12. Intellectual Property. All inventions, work product, software, code, intellectual property, and deliverables (collectively, “Deliverables”) conceived, made, or created by Contractor, either solely or jointly with Optiv, in the course of Contractor’s performance of Services will become and remain the exclusive property of Optiv. All Deliverables will be considered works made for hire (as such term is defined under U.S. Copyright Laws) and, as such will be owned by and for the benefit of Optiv. If it is determined that any of such Deliverables do not qualify as works made for hire, Contractor hereby irrevocably assigns to Optiv all right, title, and interest in such Deliverables to Optiv, including but not limited to all patent, copyright, and proprietary rights relating thereto. Contractor will execute all documents requested by Optiv to transfer ownership of all Deliverables.

13. Non-Solicitation. During the term hereof and for one (1) year after termination of this Agreement, Contractor agrees not to directly or indirectly solicit for employment or placement with a third party any employees of Optiv or its affiliates. Acceptance of open postions in media of general circulation (e.g. Internet website job postings) by Optiv employees will not constitute solicitation by Contractor. If Contractor violates the foregoing solicitation prohibition, and as a direct result of such prohibited solicitation, hires an employee of the other party, the Contractor agrees to pay to Optiv, within thirty (30) days of the employee’s hiring date, an amount equal to one half of the person’s annual compensation at Optiv at the time of his or her departure.

14. Law. The laws of the State of Colorado, without giving effect to its conflicts of law principles, govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement. Notwithstanding anything to the contrary contained herein, if Optiv makes a good faith determination that a breach of the terms of this Agreement by Contractor is such that the damages to Optiv resulting from the breach will be so immediate, so large or severe, and so incapable of redress after the fact, that a temporary restraining order or other immediate injunctive relief is the only adequate remedy, then Optiv may make immediate application to a competent court for appropriate equitable remedies. Except as set forth above, exclusive jurisdiction for any lawsuit or action in connection with this Agreement will be the state or federal courts of the State of Colorado.

15. Notices. Any notice permitted or required under this Agreement shall be deemed to have been given if it is in writing and (i) personally served or delivered, (ii) mailed by registered or certified mail (return receipt requested), (iii) facsimile or e-mail of a PDF document with confirmation of transmission, or (iv) delivered by a national overnight courier service with confirmed receipt, to the parties at the addresses set forth below. Each party may change its notice address by giving similar notice.

16. Security Program. Contractor agrees to maintain physical, electronic and procedural safeguards that are designed to (i) protect the security of Optiv’s Confidential Information, (ii) protect against anticipated threats or hazards to the security, integrity, confidentiality, authenticity, and nonrepudiation of such information, and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to Optiv or Contractor. Such safeguards include:

16.1 Information Security /Program Governance

16.1.1.1 Implement policies that prohibit the unauthorized disclosure of, among other things, customer information, and requesting, on an annual basis, confirmation from employees that they have read such policies

16.1.2 Implement training and awareness programs for employees related to information security policies, information protection standards, and privacy

16.2 Secure Access, Transmission, and Destruction of Data

16.2.1.1 Contractor shall implement and maintain a data destruction policy which follows guidance from industry standard sources such as NIST or ISO. Upon termination or completion of this agreement, or at Optiv’s request, the Contractor will either return any and all Optiv data, in a format approved by Optiv, to Optiv or, at Optiv’s request, destroy any and all Optiv data in Contractor’s possession. Contractor will provide Optiv, at Optiv expenses, with verification that data destruction activities have been successfully completed.

16.2.1.2 If transfers of Optiv data are required to complete the services covered by this agreement, all such transfers must utilize a mutually agreed upon method which protects the security and integrity of the data.

16.2.1.3 Contractor shall limit access to computers and networks hosting Optiv data through the use of one or more of the following in addition to any other controls already implemented:

•	User credentials and strong password

•	Access control lists

•	Data encryption at rest

•	Firewall rules

17. Security Program Review. Deleted in its entirety

18. Security Incident Monitoring & Security Breach Notification. Contractor must have effective policies, procedures and technical controls in place to monitor and effectively respond to security incidents and security breaches. Contractor must notify Optiv within 24 hours of a data breach or security incident affecting Optiv data.

NOTICE ADDRESS:	NOTICE ADDRESS:

Dario Zamarian 20188 Merritt Drive Cupertino, CA 95014	Optiv Security Inc. 1125 17th Street, Suite 1700 Denver, CO 80202 Attn: Legal Department

19. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission, or any other reliable means will be effective for all purposes as delivery of a manually executed original counterpart. Either party may maintain a copy of this Agreement in electronic form. The parties further agree that a copy produced from the delivered counterpart or electronic form by any reliable means (for example, photocopy, facsimile or printed image) will in all respects be considered an original.

20. Miscellaneous. This Agreement is not exclusive, and Optiv may hire other firms and companies to provide the same or similar services. No waiver of the terms and conditions of this Agreement, or the failure of either party to strictly enforce any term or condition of this Agreement on one or more occasions will be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion. Terms intended to survive the expiration or sooner termination of this Agreement will so survive. In case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein. The prevailing party in any litigation between the parties will be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such litigation. This Agreement will not be assignable by Contractor without the written consent of Optiv, which consent may be granted, withheld or conditioned in Optiv’s sole and absolute discretion.

CONTRACTOR: DARIO ZAMARIAN	OPTIV SECURITY INC.

Signature: /s/ Dario Zamarian	Signature: /s/ Dan Burns
Name: Dan Burns
Title: Chief Executive Officer